Exhibit 10.1

STOCK OPTION TERMS FOR A NON-QUALIFIED STOCK OPTION (NQSO)
UNDER THE MERCK & CO., INC. 2004 INCENTIVE STOCK PLAN

This is a summary of the terms applicable to the stock option specified on this document. Different terms may apply to any prior or future stock option. They may be amended by the Compensation and Benefits Committee of the Board of Directors as permitted by the ISP.

I. GENERAL INFORMATION

This stock option becomes exercisable by the holder (“you”) in equal installments (subject to rounding process) on the first, second and third anniversaries of the Grant Date, as determined by the Company. This stock option expires on its Expiration Date, which is the day before the tenth anniversary of the Grant Date. If your employment with the Company is terminated, your right to exercise this stock option will be determined according to the terms in Section II.

II. TERMINATION OF EMPLOYMENT

A. General Rule. If your employment is terminated for any reason other than those specified in the following paragraphs, the portion of this stock option that is unvested will expire on the date your employment ends; the portion of this stock option that is vested will expire on the day before the same date of the third month after your employment ends, but in no event later than the original Expiration Date.

B. Retirement. If you retire from service with the Company, this stock option will continue to become exercisable on applicable Vesting Dates and will expire on its original Expiration Date.

C. Separation. If your employment is terminated and the Company determines that such termination resulted from the elimination of your job or the sale of your subsidiary, division or joint venture, the portion of this stock option that is unvested will vest immediately upon such termination. Whether already vested on the date of your separation or vested as a result of your separation, this stock option will expire the day before the second anniversary of the date your employment with the Company ends, but in no event later than the original Expiration Date. Notwithstanding the foregoing, the Compensation and Benefits Committee of the Board of Directors of Merck & Co., Inc., may determine, for purposes of this stock option grant, whether employment with an entity that is established from the Company’s spin off, split off, split up or distribution of equity securities in connection with that entity constitutes a termination of employment or separation, and may make adjustments, if any, as it deems appropriate, at the time of the distribution of such equity securities, in the kind and/or number of shares subject to this option, and/or in the option price of such option.

D. Misconduct. If your employment is terminated as a result of your deliberate, willful or gross misconduct, this stock option (whether vested or unvested) will expire immediately upon your receipt of notice of such termination.

E. Death. If you die, the portion of this stock option that is unvested will vest immediately upon your death. Whether already vested on the date of your death or vested as a result of your death, this stock option will expire on the earlier of: (a) the day before the third anniversary of your death, or (b) the later of (i) the Original Expiration date or (ii) the day before the first anniversary of your death. This stock option will expire on such earlier date than otherwise specified in this paragraph as may be required under applicable non-U.S. law (e.g., in France, six months from the date of death).

F. Joint Venture. Employment with a joint venture or other entity in which the Company has determined that it has a significant business or ownership interest (a “JV”) is not considered termination of employment for purposes of this stock option. If you transfer employment from the Company to a JV or from a JV to the Company, such employment must be approved by, and contiguous with employment by, the Company or the JV. The terms set out in paragraphs A-E above apply to this stock option while the option holder is employed by the JV.

III. TRANSFERABILITY

This stock option is not transferable and may not be assigned or otherwise transferred except, under specific terms, by executives who hold or who retired within the prior twelve (12) months from a Grade 1 or Section 16 position.

This stock option is subject to the provisions of the 2004 Incentive Stock Plan and the Rules and Regulations thereunder established by the Compensation and Benefits Committee of the Board of Directors of Merck & Co., Inc. You may access the Merck Stock Option homepage at http://humres.merck.com/stockoptions, which includes links to the Prospectus for the 2004 Incentive Stock Plan and the Company’s Annual Report and Proxy Statement.